EXHIBIT 1



       Names of Reporting Persons
       --------------------------

 1.    The Morgan Stanley Leveraged Equity Fund II, L.P.

 2.    Morgan Stanley Leveraged Equity Fund II, Inc.

 3.    Morgan Stanley Group Inc.

 4.    Aetna Life Insurance Company

 5.    First Plaza Group Trust

 6.    General Motors Investment Management Corporation

 7.    Long Term Investment Trust

 8.    J.P. Morgan & Co. Incorporated

 9.    J.P. Morgan Capital Corporation

10.    Gerald L. Friedman

11.    The Friedman Family Foundation

12.    The Sarah Beth Friedman 1989 Trust

13.    Rachael L. Friedman

14.    Daniel B. Rand

15.    Stuart M. Brafman

16.    The Brafman Limited Partnership

17.    The Stuart Brafman Charitable Remainder Annuity Trust